EXHIBIT 10.19

EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made this 31 day of December, 2001, by and between IIT RESEARCH INSTITUTE (the “Company”) and Stephen J. Trichka (the “Employee”).

         WHEREAS, the Company and Employee entered into an Employment Agreement dated September 29, 2000 (the “Original Employment Agreement’) to serve as General Counsel of the Company effective October 1, 2000;

         WHEREAS, the Company desires to amend and restate the Original Employment Agreement as of the date hereof.

         NOW THEREFORE, in consideration of the foregoing recitals and mutual promises and conditions set forth herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee agree as follows:

         1.      Employment. Upon the terms and subject to the conditions contained herein, the Company hereby employs the Employee as Senior Vice President and General Counsel, and agrees to continue the Employee in that position (or in any other position upon which the parties mutually agree) during the term of this Agreement unless terminated earlier in accordance with Section 12 of this Agreement (“Term and Termination”).

         2.      Definitions.

                  A.      “Company” means IIT Research Institute, its subsidiaries, affiliates, successors and assigns.

                  B.      “Company Proprietary Information” means any information, data, computer software, invention, design, idea, concept, specification, formula, device, equipment, plan, process, document or material, whether tangible or intangible (including without limitation information relating to marketing strategies or plans, pricing policies or plans, proposals, lists of customers or clients and any other information that, in any way whatsoever, pertains to marketing or sales), which is a trade secret or proprietary in nature and which: (i) belongs to or is in the possession of the Company or any client or customer of the Company; or (ii) is learned or developed, in whole or in part, by Employee or otherwise comes into Employee’s possession, control or knowledge in connection with, or arising out of Employee’s employment by the Company.

                  C.      “Client(s)” and/or “Customer(s)” means all entities with whom the Company has a contract or is offering or proposing to enter into a contract, including without limitation, federal government agencies, whether defense or civil.

         3.      Compensation.

                  A.      The Employee’s initial base salary during the term of this Agreement shall be One Hundred Fifty-Five Thousand Dollars and No/100 Cents ($155,000) per annum (“Annual Base Salary”). During the term of this Agreement, the Company shall not reduce Employee’s initial base salary without the consent of both parties. Commencing with the Company’s first performance review cycle after the effective date of employment, the Employee shall participate in the Company’s annual performance review process, at which time the Company shall review Employee’s performance and increase total annual compensation as deemed appropriate by the Company. In addition, the Employee will be eligible to participate in the IITRI Incentive Compensation Plan for each Company fiscal year of employment to an extent consistent with similarly placed management of the Company, and provided that Employee is an employee in good standing of the Company at the time of each annual performance review.

                  B.      The Employee shall also be eligible to participate in the IITRI Flexible Option Plan to an extent consistent with similarly placed management of the Company; provided, however, that both adoption of the Flexible Option Plan and Employee’s participation therein are subject to approval by the Company’s Board of Governors.

                  C.      The Company shall lease and insure, for the use and benefit of Employee, an automobile for his or her use during the term of employment with the Company. Any automobile lease provided and/or executed by Company shall have a maximum monthly reimbursement allowance of one thousand dollars ($1,000).

         4.      Incentive Compensation Upon Sale.

                  A.      During Employee’s employment hereunder, upon the sale, lease, exchange or similar transfer (in a single transaction or in a series of related transactions) of all or substantially all of the assets of the Company, to another corporation, foundation, association or other entity (“Successor Organization”) to the extent the proceeds from such transfer (after the payment of all expenses related to such sale including any payments made pursuant to this Agreement) exceeds $125,000,000 the Employee shall receive a value enhancement payment as set forth on Exhibit A attached hereto and incorporated herein by reference (“Value Added Payment”). The Value Added Payment shall be granted to Employee within thirty (30) days of the closing of any such transfer in the form of an IITRI Flexible Option II plan to be established by Company. The vesting terms for such Flexible Option II plan shall be one hundred percent (100%) at six (6) months after granting of the Value Added Payment, or termination of employment, for any reason, with IITRI or the Successor Organization, whichever is earlier. All amounts that do not vest are retained by Company. Notwithstanding the foregoing, Employee acknowledges that neither the IITRI Board of Governors nor the members of the Illinois Institute of Technology (“IIT”) Executive Committee acting in their capacity as the members of IITRI have any obligation to enter into a sale, lease, exchange or similar transfer of all or substantially all of the assets of IITRI.

                  B.      Employee expressly recognizes that the Company is a charitable organization described in Section 501(c)(3) of the Internal Revenue Code of 1986 and affirmatively represents and warrants that he or she will not sacrifice the charitable purposes of the Company in order to increase his incentive payments under this Section.

         5.      Retention Payment. The Retention Incentive Agreement dated September 1, 2001 entered into by Company and Employee, attached as Exhibit B to this Agreement, remains in effect in its original form and is incorporated herein by reference.

         6.      Duties.

                  A.      During the term of this Agreement, the Employee shall serve as the General Counsel of the Company. The Employee shall report directly to the President of the Company. He or she shall have such powers and shall perform such duties as are incident and customary to his or her office. During the term of this Agreement, the Employee shall serve in any additional offices or positions of the Company which are pertinent and customary to his or her office, and to which he or she may be elected or appointed by appropriate action of the Company.

                  B.      The Employee shall devote his or her full time, attention, skill, and energy to the performance of his or her duties under this Agreement, and shall comply with all reasonable professional requests of the Company; provided, however, that the Employee will be permitted to engage in and manage personal investments (subject to the terms of Section 11 below) and to participate in community and charitable affairs, so long as such activities do not interfere with his or her duties under this Agreement. The Employee shall be headquartered in the Company office currently located at 1750 Tysons Boulevard, Suite 1300, McLean, Virginia 22102-4213.

                  C.      The Company agrees to maintain Employee’s status as a Senior Vice President as long as the Employee’s obligations under this Agreement are fulfilled and subject to the continued approval by the Company’s Board of Governors.

                  D.      The Company shall not, during the Term of this Agreement, demote the Employee or reduce his or her responsibilities as set forth in this Section 6, or otherwise reduce his or her stature in the Company except as authorized under this Agreement.

                  E.      Employee shall conduct all assigned duties in compliance with the IITRI Code of Ethics, Conduct, and Responsibility and all other Company policies and procedures then in effect, and shall acknowledge and execute all documents necessary to comply and/or evidence compliance with such codes, policies and procedures.

                  F.      The Company shall maintain in force, at all times during the term of this Agreement, Directors and Officers Liability insurance that covers Employee against all legal liabilities that may arise and are incurred in the good faith performance of duties as a member of the Company’s management.

         7.      Vacation, Holidays, and Sick Leave. The Employee shall be entitled to paid vacations, holidays, and sick leave in accordance with the Company’s policies, as in effect from time to time.

         8.      Expenses. The Company shall reimburse the Employee for all reasonable business-related expenses incurred in connection with his or her duties on behalf of the Company in a manner consistent with current Company policies and procedures.

         9.      Fringe Benefits. During the term of this Agreement, the Employee shall be entitled to participate in any and all fringe benefit plans, programs and practices sponsored by the Company for the benefit of its employees, under the normal conditions for all such employees (including contributions, if any, by Employee, to the cost of such plans if contributions by the employee is normal) and shall be furnished with other services and perquisites appropriate to his or her position, including without limitation life insurance, health insurance, vision insurance, dental insurance, and disability insurance.

         10.    Nondisclosure of Proprietary Company Information. During the term of this Agreement and for a period of two (2) years thereafter, Employee agrees: (a) to treat all Company Proprietary Information in a secret and confidential manner, take all reasonable steps to maintain such secrecy, and comply with all applicable procedures established by the Company with respect to maintaining the secrecy and confidentiality of Company Proprietary Information; (b) to use Company Proprietary Information only as necessary and proper in the performance of Employee’s duties as an employee of the Company; and (c) except as required in this Section, to not directly or indirectly, without the written consent of the Company, reproduce, copy, disseminate, publish, disclose, provide or otherwise make available to any person, firm, corporation, agency or other entity, any Company Proprietary Information. Under no circumstances shall Employee use, directly or indirectly, any such Company Proprietary Information for his or her personal gain or profit.

         11.    Competitive Activities.

                  A.      During the period of employment by the Company, Employee agrees not to directly or indirectly own, be a partner in, operate, be employed by, act as an advisor, consultant, agent, officer, director, or independent contractor for, or otherwise have an interest in any person or entity who is or intends to be in competition with the Company.

                  B.      For a period of one (1) year after the end of Employee’s employment by the Company, Employee agrees to not, either directly or indirectly, alone or in concert with a third party, in any capacity, call upon, solicit, divert, or take away, or attempt to solicit, divert, or take away the business or patronage of any client or customer of the Company for work on any project with respect to which: (i) the Company has bid or has prepared to bid during the twelve (12) months preceding Employee’s termination from employment; or (ii) Employee has knowledge of Company Proprietary Information. Throughout the term of this one-year period, the Company shall continue to furnish to Employee the pre-selected health, dental, vision, disability and life insurance coverage through the Company’s insured welfare benefit plans and policies, and shall pay the Employer’s contribution for such coverages.

                  D.      During the period of employment by the Company and for a period of one (1) year after the end of employment, Employee agrees to not, either directly or indirectly, alone or in concert with a third party, in any capacity, recruit or solicit or assist others in recruiting or soliciting any person who is, or was during the period of Employee’s employment by the Company, an employee or consultant of the Company.

                  E.      The foregoing provisions of this Section shall not prohibit the ownership by Employee of less than five percent (5%) of any class of outstanding voting securities (or any options, warrants, or rights to acquire such securities or any securities convertible into such securities) of any corporation: (i) whose voting securities are listed on a national securities exchange or traded in the over-the-counter market; or (ii) required to file annual and quarterly reports with the U.S. Securities and Exchange Commission in accordance with the Securities Exchange Act of 1934, as amended.

         12.      Term and Termination.

                  A.      Term. Unless terminated or extended in accordance with the term of this Agreement, the term of this agreement shall be sixty-one (61) months, commencing October 1, 2000 and ending October 31, 2005 (“the Original Term”). Not less than nine (9) months prior to the expiration of this Agreement, the Company and Employee shall meet to discuss the possibility of, and mechanisms to effect, the continued employment of Employee beyond the term of this Agreement. If both parties are interested in and willing to extend the term of Employee’s employment beyond the Original Term, the Company and Employee shall, not later than six (6) months prior to the expiration of this Agreement, execute either (i) an amendment to this Agreement that extends the Original Term and, as mutually agreed to by the parties, modifies other provisions hereto; or (ii) a new employment agreement. Failure of the parties to execute either an amendment or a new employment agreement within the three (3) month period of negotiation shall in no event obligate either party to extend the Original Term of this Agreement.

                  B.      Termination for Cause. Upon the issue of a written notice of termination, the Company may terminate this Agreement for Cause and all obligations of the Company to Employee shall cease on the date of termination. For purposes of this Agreement, “Cause” is defined as the occurrence of one of the following: (a) the Employee’s breach of any material provision of this Agreement; (b) any act, failure to act, series of acts or failures to act, or course of conduct of Employee constituting reckless, willful, or criminal misconduct in the performance of duties specified in this Agreement; (c) any failure to perform, or gross negligence or incompetence in the performance of, the duties specified in this Agreement; or (d) the Employee’s commission of a crime involving conversion, misappropriation, larceny, theft, fraud, dishonesty, embezzlement, moral turpitude or any other felony, regardless of whether such crime involves the Company. Following an initial determination by the President that Cause exists, the President shall provide Employee with written notice of the details of the alleged Cause and opportunity to a hearing before the Chairman of the Board of Governors to contest the validity of the initial determination. The President, with the concurrence of the Chairman of the Board of Governors, shall thereafter make a final determination as to whether Cause exists.

                  C.      Termination Without Cause. The Company may terminate Employee’s employment hereunder without cause, for any reason or no reason, by delivering to Employee written notice of the Board’s intent to terminate. If the Company terminates Employee’s employment without cause during the term of this Agreement, the Company shall make a lump-sum severance payment to

Employee equal to the greater of (i) the amount of Employee’s Annual Base Salary as of the effective date of such termination over the unexpired Term of this Agreement up to a maximum of two (2) years or (ii) an amount equal to one (1) year of Employee’s current Annual Base Salary. In addition, Employee shall enjoy continued entitlement to such other accrued or earned and vested benefits provided under the Company’s successor or assigns’ plans, programs, policies and practices as of the effective date of termination without cause. Employee shall have no further rights under this Agreement to future compensation or benefits, including payments under the IITRI Incentive Compensation Plan and the IITRI Flexible Option Plan, except to extent provided for in such plans or to the extent provided for in Section 11.B of this Agreement.

                  D.      Voluntary Termination. Any resignation from employment submitted by Employee to the Company, regardless of the reason for such resignation, shall be deemed a Voluntary Termination. Employee shall give the Company not less than thirty (30) days notice prior to the effective date of a Voluntary Termination.

                  E.      Payment Upon Termination for Cause or Voluntary Termination. In the event of any Termination for Cause or Voluntary Termination, the Company shall have no further obligations to Employee under this Agreement, including without limitation payment of future compensation or benefits; provided, however, that termination for Cause shall not affect the Company’s obligations to pay Employee any salary and expense reimbursement, and provide any benefits, accrued and unpaid by the Company as of the effective date of termination.

                  F.      Death or Total Disability. In the event of Employee’s death or total disability (as defined in the Company’s long term disability insurance plan), Employee’s employment under this Agreement shall terminate immediately. If terminated due to Employee’s death, the Company shall pay to Employee’s heir or personal representatives, as the case may be, six (6) monthly payments, each equal to one-twelfth (1/12) of Employee’s then-current salary, commencing with the first calendar month after termination. If terminated due to Employee’s total disability, the Company shall pay to Employee six (6) monthly payments, each equal to one-twelfth (1/12) of Employee’s then-current salary less any payments under the Company’s long term disability insurance plan that Employee receives or is entitled to receive in each such month, commencing with the first calendar month after termination.

         13.    Severance Benefits.

                  A.      If eligibility for severance benefits from the Company’s successor or assign (or any of its respective affiliates) is established (pursuant to Section 15 below) (the “Severance Benefits”), the Severance Benefits payable to Employee shall consist of the following: (i) a lump sum severance payment equal to the greater of (a) the amount of Employee’s Annual Base Salary as of the Termination Date over the unexpired Term of this Agreement up to a maximum of two (2) years or (b) an amount equal to one (1) year of Employee’s current Annual Base Salary; and (ii) continued eligibility to participate throughout the Severance Period in the Company’s successor’s or assigns’ insured welfare benefit plans and policies (including, without limitation, health, dental, vision, disability and term life insurance benefits) at the same level of employee cost and at the same level of coverage provided to Employee as of the Termination Date, it being understood that the Company’s successor or assign has and reserves the right to amend, modify or replace such plans or policies to provide substantially similar insured coverage during the Severance Period. For purposes of the Company’s successor or assigns welfare benefit plans and policies subject to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Employee’s “qualifying event” for COBRA purposes shall be the Termination Date.

                  B.      Employee shall enjoy continued entitlement to such other accrued or earned and vested benefits provided under the Company’s successor or assigns’ plans, programs, policies and practices as of the Termination Date.

                  C.      It is expressly understood by both parties that under no circumstances is the Company responsible for the payment of Severance Benefits.

         14.    Severance Period. The Severance Period shall begin on the effective date of termination of Employee’s employment under the conditions specified in Section 15, and end on the last day of the twenty-four (24) month period beginning on the Termination Date.

         15.    Eligibility for Severance Benefits. If Employee terminates employment (other than on account of circumstances described in Section 16 below) with any successor or assign (or any of their respective affiliates) of the Company at any time during the twenty-four (24) month period beginning on the effective date of a Change in Control (the “Protection Period”), he shall be entitled to Severance Benefits as follows. If during the Protection Period, Employee terminates his employment for Good Reason (as defined below) by delivering to the successor or assign of the Company (or its respective affiliate), as applicable, each no later than thirty (30) days after learning of the occurrence of an event constituting Good Reason: (i) a Preliminary Notice of Good Reason (as defined below); and (ii) a Notice of Termination (as defined below); Employee shall have the right, in his sole and reasonable discretion, to commence Severance Benefits. Any termination of Employee’s employment that qualifies for Severance Benefits under Sections 13, 14 and 15 of this Agreement shall supersede and take precedence over the provisions of Sections 12.D and 12.E. For purposes of this Agreement, the following terms shall have the respective meanings:

                  A.      “Good Reason” shall only result upon the occurrence, without Employee’s prior written consent, of one or more of the following events, as determined by Employee in good faith, during the Protection Period: (i) Employee’s authority or responsibility has materially diminished as compared to Employee’s authority and responsibility in effect immediately prior to a Change in Control; (ii) Employee has been assigned duties inconsistent with his position, responsibility and status with the Company immediately prior to the Protection Period; (iii) there has been an adverse change in Employee’s title or office as in effect immediately prior to the Protection Period; (iv) Employee’s base pay or incentive compensation has been reduced; or (v) Employee’s principal work location is more than ten (10) miles away from the principal work location as immediately prior to the Protection Period; provided, however, that “Good Reason” shall not include (x) acts not taken in bad faith that are cured by the Company’s successor or assign in all respects, including without limitation restoration of all back pay and incentive compensation through the Termination Date, not later than thirty (30) days from the date of receipt by the successor or assign of the Company (or its respective affiliate), as applicable, of a written notice from Employee identifying in reasonable detail the act or acts constituting “Good Reason” (a “Preliminary Notice of Good Reason”), or (y) acts for which Employee does not provide a Preliminary Notice of Good Reason within thirty (30) days of learning of the occurrence of the event constituting Good Reason.

                  B.      “Notice of Termination” shall mean a notice that indicates the specific termination provision relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated.

                  C.      “Termination Date” shall mean the date specified in the Notice of Termination for termination of Employee’s employment under this Agreement.

         16.    Ineligibility for Severance Benefits. Notwithstanding any other provision under this Agreement, Employee shall not be entitled to receive Severance Benefits in the event that: (i) the Company’s successor or assign (or any of its respective affiliates) terminates Employee’s employment for Cause (as defined in Section 12.B); (ii) Employee dies (in which case the terms of Section 12.F shall apply); (iii) Employee is determined to be totally and permanently disabled (in which case the terms of Section 12.F shall apply); (iv) the Company’s successor or assign (or any of its respective affiliates) terminates Employee’s employment without cause (in which case the terms of Section 12.C shall apply); or (v) Employee resigns other than for Good Reason (in which case Sections 12.D and 12.E apply). In any such event, Employee, in addition to any benefits payable in accordance with this Agreement, shall be entitled only to his salary and benefits accrued or earned and vested under other plans, programs, policies, practices and coverages of the Company’s successor or assign (or any of its respective affiliates).

         17.    Return of Company Information. Immediately upon termination of employment under this Agreement, the Employee shall promptly deliver to the Company all documents, software, and other tangible information in the possession or control of Employee and that relate to, are connected with, or arise out of Employee’s employment by the Company, including without limitation all Company Proprietary Information.

         18.    Notice of Subsequent Employment. For a period of one (1) year after termination of employment under this Agreement, the Employee agrees to notify the Company of the name and address of each employer with whom Employee accepts employment. The Employee further authorizes the Company to contact any such employer during the one-year period for the limited purpose of making the employer aware of this Agreement and protecting the Company’s rights under this Agreement.

         19.    Change in Control. For the purposes of this Agreement, a “Change of Control” shall mean and shall be effective upon the closing date of: (i) the dissolution or liquidation of the Company; (ii) the merger or consolidation of the Company with any other corporation, foundation, association or other entity; (iii) the amendment of the Company’s corporate documents to grant a party other than IIT, through its Executive Committee, the right to designate, elect or remove a majority of the Company’s voting directors; or (iv) the transfer to another corporation, foundation, association or other entity in a sale, lease, exchange or other similar transfer (in a single transaction or in a series of related transactions) of all or substantially all of the assets of the Company.

         20.    Termination of All Other Agreements. Notwithstanding anything contained herein to the contrary, Employee acknowledges and agrees that the Company has no obligations or responsibility to Employee under any previous agreements or understandings, whether oral or written, that Employee may have had or entered into with Employee’s previous employers, including without limitation any arrangements for compensation, bonus, or stock appreciation rights. Employee agrees to look to the previous employers for satisfaction of any rights or payments accruing to Employee under any contracts, agreements, or understandings with those employers.

         21.    Remedies.

                  A.      The parties agree and acknowledge that the Company will be irreparably injured by the breach of any material provision of this Agreement, including without limitation Sections 10, 11, and 17, and that money damages alone may not be an appropriate measure of the harm to the Company from such continuing breach. Thus, the parties further agree that equitable relief, including specific performance of these provisions by injunction, is an appropriate remedy for breach of these provisions in addition to money damages, if applicable.

                  B.      The existence of any claim or cause of action that Employee or any such other person or entity may have against the Company shall not constitute a defense or bar to the enforcement of any action under the covenants set forth in this Agreement. If the Company must resort to legal proceedings to enforce any covenant which has a fixed term, then such term shall be extended for a period of time equal to the period during which a breach of such covenant was occurring, beginning on the date of a final order of a court or other tribunal (without right of appeal) holding that such a breach occurred or, if later, the last day of the original fixed term of such covenant.

         22.    Miscellaneous.

                  A.      Any notices required by this Agreement shall: (i) be delivered by messenger or made in writing and mailed by certified mail, return receipt requested, with adequate postage prepaid; (ii) be deemed given when so delivered or mailed; and (iii) in the case of the Company, be delivered or mailed to its office at 1750 Tysons Boulevard, Suite 1300, McLean, Virginia 22102-4213, Attn: General Counsel, or in the case of the Employee, be mailed to the last address that the Employee has given to the Company.

                  B.      The obligations and duties of the Employee under this Agreement are personal and not assignable. This Agreement shall be binding upon and inure to the benefit of, the parties, their successors, assigns, personal representatives, distributes, heirs, and legatees.

                  C.      If any dispute arises under this Agreement, such dispute shall be referred to a panel of three (3) arbitrators for resolution. The three-arbitrator panel shall be selected as follows: the Company will designate one arbitrator, the Employee will designate one arbitrator, and the two designees will mutually select the third. The American Arbitration Association’s Voluntary Labor Arbitration Rules shall govern procedures for the arbitration, unless the three arbitrators unanimously agree to adopt a different rule or rules. Notwithstanding the foregoing, and specifically in the event of a dispute over the Employee’s termination by the Company, Employee may, at his or her option, elect to have a court rather than an arbitrator resolve the dispute.

                  D.      If any term or provision of this Agreement is held to be illegal or invalid, such illegality or invalidity shall not affect the remaining terms or provisions hereof, and each such remaining term and provision of this Agreement shall be enforced to the fullest extent permitted by law. If any covenant is determined to be unenforceable in equity because of its scope, duration, geographic area, or similar factor, the court or arbitrator making such determination shall have the power to reduce or limit such scope, duration, area, or other factor and such covenant shall then be enforceable in equity in its reduced or limited form.

                  E.      This Agreement may be altered, amended or modified only by written agreement signed by both the Employee and the Company. No oral modification of this Agreement, or of any part of this Agreement including this paragraph, shall have any force or effect. No waiver by either of such parties of their rights under this Agreement shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

                  F.      In any action or claim brought by either party against the other under or pursuant to this Agreement, the substantially prevailing party shall be entitled to an award of all actual attorney’s fees, costs and expenses incurred by the substantially prevailing party.

                  G.      This Agreement contains the entire understanding between the parties and supersedes any prior written or oral agreement(s) between the Company and Employee relating to the subject matter contained herein, and supercedes, cancels and annul all prior and contemporaneous agreements between the parties, including without limitation, the Employment Agreement dated September 29, 2000, which is hereby terminated. This Agreement shall not be modified or waived except by written instrument signed by the parties.

                  H.      This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Illinois.

IIT RESEARCH INSTITUTE	EMPLOYEE

/s/ Bahman Atefi	/s/ Stephen J. Trichka

Signature	Signature

President & CEO	Stephen J. Trichka

Name and Title	Name

Exhibit A

Value Added Payment

         Upon the sale of the Company, Employee shall receive a payment at the time of sale in accordance with the following schedule:

IITRI Sale Proceeds[1]
(after expenses)[2]	Value Added Payment
(Millions)
$125-$150	$440,000

>$150-$175	$660,000

>$175	$1,100,000

[1] Equity value of business.

[2] Expenses are related to the investment banking fees, legal fees, and value added payments to management.

Exhibit B

Retention Incentive Agreement